EXHIBIT 99.1



FOR IMMEDIATE RELEASE:                                               CONTACT:
April 1, 2005                                             Joseph Hansen/CFO, or
                                      Laurie Little/Director, Investor Relations
                                                      National RV Holdings, Inc.
                                                                    800.322.6007
                                                     ir@nrvh.com or cfo@nrvh.com
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        NATIONAL R.V. HOLDINGS, INC. - ANNOUNCES DELAY IN FILING OF 2004
       ANNUAL REPORT ON FORM 10-K AND RESTATEMENT OF FINANCIAL INFORMATION

         Perris, Calif., April 1, 2005 - National R.V. Holdings, Inc.
     (NYSE: NVH) announced today that it will be unable to file its Annual Report on Form 10-K for the fiscal year 2004 with the United States Securities and Exchange Commission (SEC) by the extension deadline of March 31, 2005.

         Late in the course of finalizing the Company's financial results for 2004 and in connection with its response to a "comment letter" received from the SEC in connection with the SEC's statutory review of the Company's SEC filings, management determined that the Company had an error in the accounting for a correction of the Company's self-insured reserves for estimated worker compensation claims in the State of California. As a result, the Company will restate its previously issued financial statements for the 2002, 2001 and 2000 fiscal years in its Form 10-K for the year ended December 31, 2004 to allocate the adjustment to the appropriate years. In addition, while reviewing its revenue recognition of a limited number of motorhomes sold in the third and fourth quarters of 2004 with deferred payment arrangements, the Company determined that it did not correctly recognize such revenue. The Company will restate its financial statements for the third quarter of 2004 by amending its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and will adjust previously disclosed fourth quarter financial information. The Company is also seeking to resolve other issues relating to the pending SEC comment letter.

         Accordingly, the previously issued financial statements for the fiscal year ended December 31, 2002 and the quarter ended September 30, 2004, and

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financial information for the years ended 2001 and 2000 and for the fourth quarter of 2004 should not be relied upon. The decision to restate prior financial statements was with the concurrence of the Company's Audit Committee on March 31, 2005. This conclusion was also discussed with the Company's independent registered public accounting firm.

         Workers' Compensation Reserves

         During the fourth quarter in 2002, the Company changed its methodology for calculating workers' compensation self-insurance reserves. The Company changed to an actuarial based method involving incurred but not reported (IBNR) claims analysis from the specific reserve method, which was not in accordance with generally accepted accounting principles. The total adjustment to the reserve of $4.2 million was recorded in 2002 of which approximately $2.3 million should have been recorded in prior years. The Company treated the change as a revision of an estimate, but should have treated it as a correction of an error, and restated prior years. The Company is continuing to work to finalize the amount and appropriate time frame of the adjustments.

         Third and Fourth Quarter 2004 Revenue Recognition

         In addition, the Company also determined that its treatment of revenue recognition relating to the sale of a limited number of motorhomes in the third and fourth quarters of 2004 under a deferred payment arrangement in which the Company held the manufacturer's certificate of origin as security for payment was incorrect. On a preliminary basis, the Company believes that the review will result in a restatement of approximately $4.2 million in revenues previously recorded in the third quarter of 2004, which would be recognized in the fourth quarter of 2004 and a decrease of an estimated $0.02 earnings per share in the Company's third quarter 2004. Also, revenues of approximately $2.9 million previously recognized in the fourth quarter 2004 will be recognized in the first quarter of fiscal 2005 resulting in a net increase of approximately $1.3 million in the Company's fourth quarter 2004 revenues decreasing the net loss by an estimated $0.01 per share. The Company previously reported a net loss of $0.09 per share in the fourth quarter of 2004. The Company has recorded other adjustments since disclosing its financial results for the 2004 fourth quarter. These other adjustments, when combined with the positive impact of the adjustment described above, is not expected to result in a change to the Company's previously reported loss per share for the 2004 fourth quarter. The Company's reported cash flows will not be impacted by these items.

         Default Under Credit Facility

         The Company is a party to an asset-based revolving credit facility of $15 million with UPS Capital Corporation (UPSC) that expires in August 2005 (Credit Facility). The Credit Facility contains certain covenants which, among other things, requires the Company to provide UPSC with audited financial

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statements for each year within 90 days following the end of the year and to comply with related financial statement covenants. The Company's inability to satisfy these covenants constitutes an event of default under the Credit Facility, which if unremedied or not waived, would enable UPSC to seek immediate repayment of all obligations. UPSC has indicated to the Company that it will furnish a written waiver of these defaults. As a result of the expiration of the Credit Facility in August, the Company is assessing its liquidity and ability to continue as a going concern. The Company believes that it will be able to enter into a new credit facility that would extend beyond December 31, 2005, although there can be no assurance that it will be able to do so.

         Sarbanes-Oxley Section 404 Assessment

         As a result of the Company's assessment of its compliance with Section 404 of Sarbanes-Oxley Act of 2004 (SOX 404), the Company identified, as of December 31, 2004, the following material weaknesses in the Company's assessment of the effectiveness of internal control over financial reporting:

   1. INSUFFICIENT PERSONNEL RESOURCES AND TECHNICAL EXPERTISE WITHIN THE COMPANY'S ACCOUNTING FUNCTION. As of December 31, 2004, the
        Company did not maintain effective controls over the financial reporting process at one of its divisions because of insufficient personnel resources and technical expertise within the accounting function. This control deficiency resulted in: (a) errors in the preparation and review of schedules and reconciliations supporting the general ledger account balances. As a result, errors were not
        detected in certain  accrued liability   accounts,   including   sales
        and   marketing,   warranty,   legal  and  workers' compensation,  and
        the related income  statement  accounts,  primarily cost of goods sold;
        (b) inadequate financial statement disclosures, primarily related to the sale of a division and capital leases; (c) accounting cutoff errors and an inability to properly and timely account for capital leases entered into during the year. Accrued liabilities, property, plant and equipment, and the related income statement accounts, primarily cost of goods sold, selling, general and administrative, amortization and interest, were affected as a result of this deficiency; and (d) inappropriate recognition of revenue in the third and fourth quarters of 2004.

        As a result of the control deficiency described above, the Company is restating its third quarter 2004 financial statements. This control deficiency also resulted in audit adjustments to the fourth quarter 2004 financial statements. Additionally, this control deficiency could result in misstatements in the aforementioned accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

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   2.   PHYSICAL  INVENTORY  PROCESS.  As of December 31, 2004,  the Company
        did not maintain effective controls over the physical inventory process at one of its divisions. Specifically, the Company did not have controls to ensure all of the individuals involved in the physical inventory process were properly trained and supervised and that discrepancies between quantities counted and the accounting records were properly investigated. Further, the Company did not have controls to ensure the accounting records were adjusted to reflect the actual quantities counted during the physical inventory process. As a result, the Company did not detect an error affecting inventory and cost of goods sold. This control deficiency resulted in an audit adjustment to the fourth quarter 2004 financial statements. Additionally, this control deficiency could result in a misstatement of inventory and cost of goods sold that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

   3. UNRESTRICTED ACCESS TO PROGRAMS AND DATA. As of December 31, 2004, the Company did not maintain effective controls over access to application programs and data at one of its divisions. Specifically, the following deficiencies were noted: a) there were instances in which financial accounting personnel had unrestricted access to financial application program and data and there were also instances in which the access granted to financial accounting personnel and information technology personnel did not comply with the Company's segregation of duties requirements; b) the Company did not maintain effective controls over the access rights granted to information technology staff and the activities of these individuals were not subject to independent monitoring. These control deficiencies did not result in an adjustment to the 2004 interim or annual consolidated financial statements. However, these control deficiencies could result in a misstatement to financial statement accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that these control deficiencies constitute a material weakness.

         The existence of one or more material weaknesses as of December 31, 2004 would preclude a conclusion that the Company's internal control over financial reporting was effective as of that date. Upon completion of its assessment, management expects to conclude that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, based on criteria in INTERNAL CONTROLS--INTEGRATED FRAMEWORK.

         Management's evaluation of its internal control over financial reporting as of December 31, 2004 is not complete. Further, upon completion of its ongoing evaluation of internal control over financial reporting the Company may identify additional control deficiencies, and those deficiencies, alone or in combination with others, may be considered additional material weaknesses.

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         The Company also expects that the report of its independent registered public accounting firm will contain an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2004.

         The Company has not finalized its review of the 2004 financial statements and its assessment of internal controls. There can be no assurance that other financial statement issues will not arise. At this time, although the Company is working as quickly as possible to finalize its 2004 financial statements, the Company is unable to predict when it will be in a position to file its Form 10-K for the fiscal year ended December 31, 2004.



About National R.V. Holdings, Inc.

         National R.V. Holdings, Inc., through its two wholly owned subsidiaries, National RV, Inc. (NRV) and Country Coach, Inc. (CCI), is one of the nation's leading producers of motorized recreation vehicles. NRV is located in Perris, California where it produces Class A gas and diesel motor homes under model names Dolphin, Islander, Sea Breeze, Tradewinds and Tropi-Cal. CCI is located in Junction City, Oregon where it produces high-end Class A diesel motor homes under the model names Affinity, Allure, Inspire, Intrigue, Lexa and Magna, and bus conversions under the Country Coach Prevost brand.

         This release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, the cyclical nature of the recreational vehicle industry; seasonality and potential fluctuations in the Company's operating results; any material weaknesses in the Company's internal control over financial reporting or any failure to implement required new or improved controls; the effect of the Company's failure to file on a timely basis its Annual Report on Form 10-K for the year ended December 31, 2004, the ability of the Company to enter into a new credit facility on satisfactory terms; the Company's dependence on chassis suppliers; potential liabilities under dealer/lender repurchase agreements; competition; government regulation; warranty claims; product liability; and dependence on certain dealers and concentration of dealers in certain regions. Certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested are set forth in the Company's filings with the SEC and the Company's public announcements, copies of which are available from the SEC or from the Company upon request.

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